Exhibit 10.9




                                    AGREEMENT

                                     between

                                 FIVE STAR GROUP

                                       and

                          LOCAL NO. 11, affiliated with
                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS







--------------------------------------------------------------------------------

                   December 14, 1997 through December 15, 2000

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


ARTICLE                        SUBJECT                           PAGE

1       RECOGNITION    1
2       UNION SECURITY 1
3       CHECK-OFF      2
4       HOURS OF WORK, OVERTIME AND SHIFT PREMIUM                   3
           REPORT PAY  3
           SHIFT DIFFERENTIAL                                       4
           OVERTIME    4
           RETURN FROM LAY-OFF AND/OR LEAVE OF
                    ABSENCE                                         4
5       PROBATIONARY PERIOD                                         4
6       SENIORITY      5
7       FORCE REDUCTION5
8       TRANSFERS      6
9       GRIEVANCE PROCEDURE AND ARBITRATION                         6
10      PAYPRACTICE    7
11      DISCHARGE AND DISCIPLINARY MEASURES                         8
12      HOLIDAYS                                                    8
13      VACATIONS      9
14      MANAGEMENT RIGHTS                                           10
15      SHOP        STEWARD                                         10
16      WELFARE BENEFITS                                            11
17      BEREAVEMENT PAY13
18      SAFETY    AND HEALTH                                        13
19      UNION REPRESENTATION & VISITATION                           14
20      SICK DAYS     14
21      LEAVE OF ABSENCE                                            15
           MATERNITY LEAVE                                          15
           FAILURE TO RETURN FROM LEAVE                             15
22      JURY DUTY     15
23      TRUCK DRIVERS 15
           WEEKEND WORK NOTICE                                      15
           PYRAMIDING 16
24      WAGE RATES AND CLASSIFICATIONS                              16
           SUPPLEMENTAL BONUS                                       17
25      STRIKES OR LOCKOUTS                                         17
           PROTECTION OF RIGHTS                                     17
           PICKET LINES                                             17
           STRUCK GOODS                                             17

ARTICLE                      SUBJECT                                  PAGE

26         MISCELLANEOUS WORKING CONDITIONS                           18
              INDIVIDUAL AGREEMENTS                                   18
              BULLETIN BOARD                                          18
              MILITARY SERVICE                                        18
              LIFE OF AGREEMENT                                       18
              NON-DISCRIMINATION                                      18
              SEPARATION OF EMPLOYMENT                                18
              PREVIOUS BENEFITS                                       18
              LIE DETECTOR TEST                                       19
              SEVERANCE PAY                                           19
              WORK BY SUPERVISORS                                     19
              TEAM GROUP PROGRAM                                      20
              EMPLOYEES OF THE MONTH                                  20
27         EDUCATIONAL PROGRAM                                        20
28         JOB POSTING PROCEDURE                                      20
29         ESTABLISHING JOB DESCRIPTION AND
             CLASSIFICATION ON NEW OR CHANGED JOBS                    21
30         TEAMSTERS NATIONAL 401(k) PLAN                             22
31         DRIVE                                                      22
32         DURATION                                                   23

         THIS AGREEMENT made this 19th day of December, 1997, by and between FIVE STAR GROUP, with its principal of f ice at 903 Murray Road, East Hanover, New Jersey 07936, and any other establishments within the State of New Jersey, hereinafter referred to as the "EMPLOYER", and LOCAL NO. 11, affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, located at 830 Belmont Avenue, North Haledon, New Jersey, hereinafter referred to as the "UNION", and the respective successors and assigns of the parties.

WITNESSETH:

         WHEREAS, it is the intent and desire of the parties hereto to foster and promote sound, stable and peaceful labor relations among the Employer, its employees covered by this Agreement, and the Union.

         WHEREAS, it is the further intent and desire of the parties to establish harmonious relationships to the end that continuous and efficient service will be rendered to the mutual benefit of the parties hereto.

          NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE 1. RECOGNITION

         The Employer hereby recognizes the Union as the sole and exclusive collective bargaining agent for all its production workers and drivers, excluding all office and clerical employees, watchmen, guards, pricers, supervisors, and professional employees as defined in the Labor Management Relations Act of 1947.

ARTICLE 2. UNION SECURITY

         Section 1. All present employees who are members of the Local Union on the effective date of this subsection or on the date of execution of this Agreement, whichever is the later, shall remain members of the Local Union in good standing as a condition of employment. All present employees who are not members of the Local Union and all employees who are hired hereafter shall become and remain members in good standing of the Local Union as a condition of employment on and after the 31st day following the beginning of their employment or on and after the 31st day following the effective date of this subsection or the date of this Agreement, whichever is the later. This provision shall be made and become effective as of such time as it may be made and become effective under the provisions of the National Labor Relations Act, but not retroactively.

         Section 2. The failure of any person to become a member of the Union at the required time shall obligate the Employer, upon written notice from the Union to such effect and to the further effect that Union membership was available to such person on the same terms and conditions generally available to other members, to forthwith discharge such person. Further, the failure of any person to maintain his Union membership in good standing as required herein shall, upon written notice to the Employer by the Union to such effect, obligate the Employer to discharge such person.

         Section 3. In the event of any change in the law during the term of this Agreement, the Employer agrees that the Union will be entitled to receive the maximum Union security which may be lawfully permissible.

         Section 4 No provision of this Article shall apply in any State to the extent that it may be prohibited by State law. If under applicable State law additional requirements must be met before any such provision may become effective, such additional requirements shall first be met.

         Section 5. If any provision of this Article is invalid under the law of any State wherein this Agreement is executed, such provision shall be modified to comply with the requirements of State law or shall be re-negotiated for the purpose of adequate replacement.

ARTICLE 3. CHECK-OFF

         Section 1. The Employer, after receipt of written authorization from each employee, shall deduct the initiation fees and regular dues from each Union member's pay check due to him or her on the first pay day of each month, and shall transmit them, in alphabetical order, within a week, but not later than the 15th of the month, to the Secretary-Treasurer of the Union. Any member who does not receive a pay check on the first pay day of the month shall have these deductions made from the first pay he receives in the month. Dues not already deducted for the current month must be deducted from the last pay check of a Union member when he leaves the employ of the Employer, or is discharged. The Employer agrees to forward the full name and address of any employee for whom initiation fee is deducted. The Employer agrees to notify the Union weekly when members are discharged, granted leaves of absence, leave the employ of the Employer for any reason whatsoever.

         Section 2. In making the deductions and transmittal as above specified, the Employer shall rely upon the most recent communication from the Union as to the rate of regular monthly dues and the proper amount of initiation fees.

ARTICLE 4. HOURS OF WORK, OVERTIME AND SHIFT PREMIUM

         Section 1. The normal work week may be from Monday to Friday, both inclusive, and may be comprised of five (5) days of eight (8) hours each.

         Section 2. All work performed in excess of forty (40) hours in any work week shall be paid for at the rate of one and one-half (1-1/2) times the employee's regular hourly rate. All time off with pay including holidays and vacation days, under the terms of this agreement shall be considered as time worked when calculating overtime. Any time the Employer fails to schedule a worker in during the regular work week of forty (40) hours and days the plant does not work because of bad weather, shall be considered as time worked for calculating overtime.

         Section 3. All work performed on Saturday shall be paid for at the rate of one and one half (1-1/2) times the employee's regular hourly rate of pay.

         Section  4. All work  performed  on Sunday  shall be paid for at double
(2X) the employee's regular hourly rate of pay.

         Section 5. All employees who work more than ten (10) continuous hours shall be paid $2.50 as meal allowance, except when a meal is provided by the Company.

         Section 6. REPORT PAY - The Employer agrees that if an employee reports for work or is permitted to come to work, without having been previously notified that there will be no work, the employee shall receive four (4) hours pay or four (4) hours work at the employee's regular hourly rate of pay. This Section shall not apply where work is not available because of general breakdown, power or heating failure, fire, storm, flood, Act of God, failure of public utilities, labor dispute or other conditions beyond the control of the Employer. Employees who do not keep the Personnel Manager informed of a telephone number at which they can be reached or at which messages may be given for them shall not be entitled to reporting pay.

         Section 7. In the event an employee is called back to work after the conclusion of his normal work shift, the employee will be entitled to a minimum of four (4) hours work or four (4) hours pay. Employees will be paid one and one half (1-1/2) times their regular rate of pay for all hours worked on call back.

         Section 8. If the Employer starts a second or third shift, the Employer agrees to negotiate same with the Union.

         Section 8(a). Shift Differential - Employees scheduled to work on the second shift shall be paid a shift differential of twenty five cents ($.25) per hour for all hours worked by them.

          Section 9. OVERTIME - A supervisor will declare overtime when it appears the necessary work for that shift will not be completed. The procedure will be for the supervisor to call for mandatory overtime and all employees on that shift are expected to stay till the work is completed, or they may receive permission to leave from a supervisor. Overtime will be enforced for all employees on that shift with no preference given based on seniority or previous overtime worked.

         A. Overtime shall be distributed as equally as possible among employees in the classification.

          B. One overtime list shall be maintained in each overtime unit and shift. Daily, Saturday and Sunday overtime will be recorded by the number of overtime hours worked or refused to work.

          C. If employee for any reason cannot work his turn, employee shall be charged and credited with the same time as if the hours had actually been worked by the employee.

          D. Employee who accepts work on a premium day and does not report for work, will be charged double the overtime hours the employee would have worked, unless a good and sufficient cause is given for not reporting to work in the opinion of management.

           E. RETURN FROM LAY-OFF AND/OR LEAVE OF ABSENCE

          Any employees returning to their seniority unit shall be charged with the hours credited to them at the time of lay-off and/or leave of absence, plus any hours they would have worked in the group in which they were qualified to share overtime while they were out.

  ARTICLE-5. PROBATIONARY PERIOD

          The first thirty (30) days of employment for all new employees will be considered as a probationary period and if they prove unsatisfactory, they may be terminated at the discretion of the Employer during such period without appeal by the Union. The Company, through its representatives, may request of the Union, an extension for any additional thirty (30) day probationary period in such instances where the Company believes the thirty (30) day probationary period is insufficient, and in all cases where this request is reasonably justified, the same will be granted.

ARTICLE 6. SENIORITY

         Section 1. New employees retained beyond the probationary period shall be considered steady employees and their names placed on the Seniority List and their length of service with the Employer shall begin with the original date of their employment. Such Seniority List shall be kept up to date with additions and subtractions. A copy of the Seniority List shall be forwarded to the Union office and a copy given to the Shop Steward.

          Section 2. Seniority shall cease under the following conditions:

          a.   When an employee quits or resigns his position.

          b. When an employee is discharged for just cause.

          c. When an employee is laid off for a period exceeding six (6) months.

          d. When a laid off employee fails to return to work within three (3) working days after receiving notice to return to work by registered mail or telegram addressed to the last known address of the employee. The failure of the employee to report for work after such notification or to make arrangements with the Company to report at an early date after furnishing reasonable grounds for not reporting within the three (3) day period shall cause him to be dropped from the seniority list.

         Section 3. The Employer, when employees are permanently re-classified and permanently transferred from one job site to another, shall be responsible for submitting an updated seniority list and a current lay off list.

 ARTICLE 7. FORCE REDUCTION

         Section 1. The Employer agrees that it will not engage any new employees in the plant unless all of the employees presently employed are working the scheduled hours noted in this Agreement. This provision shall apply only if said employees are capable of performing the work desired. All non-union part-timers to be laid off before any full time employees.

         Section 2. The Shop Steward and the employees involved shall receive twenty four (24) clock hours notice prior to any lay-off, however, this shall not apply in cases of emergency. A list of employees to be laid off shall be given to the Shop Steward.

         Section 3. In the reduction or restoration of the working force, the rule to be followed shall be the length of service with the Employer, qualified only by the ability and experience of the senior employee to perform the available work in a normal or average manner. Seniority shall be applied within the classification on a plant-wide basis.

         section 4. An employee having a continuous service status who after having been laid off is recalled to work and the job available to him on such recall is a lower paid job than that held by him when he was laid off, may refuse such a job without otherwise affecting his position on the continuous service list.

ARTICLE 8. TRANSFERS

         Section 1. The Employer shall have the right to transfer employees from one job to another. Employees may not unjustifiably refuse to assist or work on temporary assignments even though not part of their usual work or assignment, as the business of the Employer requires.

         Section  2.  If  an   employee   performs   work  in  a  higher   rated
classification on a permanent basis said employee shall receive the higher rate for all hours worked.

         Section 3. A temporary transfer shall not exceed more than five (5) days, except for vacation time and sick time.

         Section 4. An employee who is permanently promoted to a higher rated classification shall receive the higher rate of pay while in said higher classification. However, if an employee is transferred back to his former classification for just cause, he shall receive the maximum rate of pay for that classification.

 ARTICLE 9. GRIEVANCE PROCEDURE AND ARBITRATION

         Section 1. PURPOSE - The purpose of this Article is to provide an opportunity for discussion of any request or complaint and to establish a procedure for the processing and settling of grievances, as defined in section 2.

         Section 2. DEFINITION - A Grievance is hereby jointly defined to be any controversy, complaint, misunderstanding and/or any difference between the Employer and employees or Union as to the interpretation or application of or compliance with this Agreement respecting wages, hours or conditions of employment. Any dispute over whether a complaint is subject to these procedures shall be handled as a Grievance in accordance with the procedures prescribed herein.

         Section 3. The Shop Steward will have the right to take up with the Employer, at all reasonable times, any grievances that may have been presented to him in writing by the employees, within two (2) work days of occurrences, and a serious effort will be made to adjust such grievance as quickly as possible by successive steps as follows:

         A. Within three (3) days after the grievance has been submitted, it shall be taken up between the Shop Steward, the aggrieved party and a supervisor of the plant or such other Management employee as may be designated by the Employer.

         B. In case of failure to reach an agreement as to such grievance in Step A, it shall be reviewed three (3) days thereafter at a conference between representatives of the Employer and the Union. If such representatives of the Union and the Employer shall agree upon a decision with respect to such grievance, it shall be reduced to writing and signed by the representatives of the Employer, the Union and the Shop Steward, and copies thereof furnished to both parties and the grievances shall be deemed to be finally settled.

         C. In case of failure to reach an agreement as to such grievances in Step B, it can be submitted for arbitration within ten (10) days thereafter. Within five (5) work days after a decision is made to submit the grievance to arbitration, the parties shall endeavor to select a mutually acceptable Arbitrator and if no one is selected, either party may request a panel from the New Jersey State Board of Mediation.

         Section 4. The Arbitrator shall be selected from a list of names requested from the New Jersey State Board of Mediation and the Arbitrator's decision shall be final and binding on both parties. However, the Arbitrator shall have no authority to alter, amend or otherwise depart from the terms and provisions of this Agreement.

         Section 5. Should any and all disputes or controversies arising under, or in connection with the terms and provisions of this Agreement, or in respect to anything not herein expressly provided for, but germane to the general subject matter of this Agreement, and which difference cannot be adjusted by the representatives of the Union and the Employer, the same shall be submitted to arbitration. No strikes, lockouts, labor holidays, walkouts or slowdown shall take place pending the decision by the Arbitrator.

         Section 6. Arbitration costs shall be divided equally between the Union and the Employer.

         Section 7. However, before arbitration is requested, the Union and the Employer shall make every effort to adjust the matter between themselves.

ARTICLE 10. PAY.PRACTICE

         Section 1. The Company shall pay employees in the bargaining unit on a weekly basis, every Friday.

         Section 2. The Company shall make arrangements with a local bank, whereby employees can cash their weekly check.

ARTICLE 11. DISCHARGE AND DISCIPLINARY MEASURES

         Section 1. The Employer reserves the right to discharge or discipline any regular employee for just cause. When an employee is discharged or disciplined by the Employer, the Employer shall immediately give written notice thereof to the Shop Steward and the employee involved, giving the reason for the discharge or discipline. A Shop Steward must be present when an employee is warned or disciplined.

         Section 2. If an employee contends that discharge or discipline has been unjust, such employee must make application for re-instatement by giving notice thereof, in writing, to the Shop Steward within three (3) working days from the time of discharge or discipline, and the matter shall be adjusted in accordance with the provisions under Grievance Procedure and Arbitration.

ARTICLE 12. HOLIDAYS

         Section 1_ The Employer agrees to grant to all of its full time employees within the bargaining unit the following holidays with full pay for eight (8) hours, though no work is performed on such days:

          New Year's Day                          Labor Day
          George Washington's Birthday            Thanksgiving Day
          Good Friday                             Day before Christmas Day
          Memorial Day                            Christmas Day
          Fourth of July                          Day before New Year's Day
                                                   One (1) Floating Holiday

         Employees may choose Martin Luther King's Birthday in lieu of one of the floating holidays. Employer shall be given two weeks' notice of intent to take a floating holiday. No floating holiday shall be taken in any week where another holiday occurs.

         Section 2. Employees who work on any of the before mentioned holidays shall be compensated for all such work at one and one half (1-1/2) times the employee's regular straight time rate of pay, in addition to receiving the holiday pay provided in Section 1.

         Section 3. Employees, in order to be eligible for holiday pay, must work eight (8) hour work day immediately before and eight (8) hours immediately after a holiday except that employees who are out due to illness or in a state of lay-off within thirty (30) days before or after a holiday shall] be entitled to the holiday pay, at the discretion of the Employer.

         Section 4. All holidays stipulated above shall be guaranteed. If a holiday falls on a Saturday or Sunday, it may be celebrated on the day preceding or the Monday following such holiday.

         Section 5. If a holiday falls within the vacation period of an employee, the employee shall receive pay for same or time off if so desired by employee, provided the employee informs the Employer prior to going on vacation they wish the time off instead of pay.

ARTICLE-13. VACATIONS

         Section 1. The Employer agrees to grant to all of its employees within the bargaining unit vacations in accordance with the following schedule upon completion of four weeks of employment.

               Period of Employment Vacation Allowed one (1) year One (1) week with pay Two (2) years Two (2) weeks with pay Nine (9) years Three (3) weeks with pay Fifteen (15) years Four (4) weeks with pay

         Section 2. The fourth week may be scheduled separately from the first three weeks, upon consultation between employee and Employer.

         Section 3. Vacation period shall commence on January 1st of a given year and end on the following December 31st.

         Section 4. The Employer will endeavor to allot vacations upon a seniority basis and the needs of the Employer.

         Section 5. The Employer agrees that in the event an employee is laid off or voluntarily leaves the employ of the Company before the vacation period, he shall be compensated for any accrued vacation time that may be due him in accordance with the above schedule. In the event that a laid-off employee is called back to work before the vacation period starts, at the time of vacation period, he shall be granted the difference between his accrued vacation pay and whatever he had been paid at the time of the layoff. The vacation pay in such instances shall be computed on a pro-rated basis of one twelfth (1/12) of each month or part of a month worked.

         Section 6. If during the employee's vacation period, a recognized holiday occurs, he will receive an extra day of vacation with pay or in lieu thereof, an extra day's pay at the straight time rate. The extra day of vacation shall be taken in conjunction with the employee's regular scheduled vacation. Whether an employee receives an extra day of paid vacation or an extra day's pay in lieu thereof will be determined by the Company.

         Section 7. The vacation schedule shall be posted by the Employer on January 2nd of each year on the bulletin board and shall remain until April 15th for employees to select vacation periods. All vacations must be selected by April 15th. In preparing the final vacation schedules, the Employer shall endeavor to assign vacations on the basis of seniority of its employees. The Employer must post the final authorized vacation list by May 1st. Any employee not requesting a specific vacation period by the April 15th removal date set forth above shall take whatever weeks are still available.

ARTICLE 14. MANAGEMENT RIGHTS

         Section 1. The Employer retains the exclusive right to hire, direct and schedule the working force; to plan, direct and to control operations; to discontinue, reorganize or combine any job, department or operation, to hire, promote and lay off employees; to promulgate rules and regulations; to introduce new or improved methods or facilities, and in all respects, to carry out the ordinary functions of management.

         Section 2. The Union, on behalf of the employees, agrees to cooperate with the Employer to attain and maintain maximum efficiency and services and, in that regard, the Union agrees to use all reasonable efforts to assure that each employee performs a productive full day's work, to combat absenteeism, and to strengthen good will among the Employer, the Union and the Public.

 ARTICLE 15. SHOP STEWARD

         Section 1. The Union may appoint one or more of their accredited members to act as Shop Stewards. It shall be his duty to receive complaints, and dispose of them in the manner provided under Grievance Procedure and Arbitration. It is the intention of the parties hereto that the Steward will, to the best of his ability, attempt to carry out the terms, provisions and intentions of this Agreement, and to that end will cooperate with management to the fullest extent. It is understood and agreed, however, that the Steward shall have no authority of any kind save that given under this Agreement.

         Section 2. The Shop Steward shall not be discriminated against, because of his faithful performance of duties as such.

         Section 3. The authority of the Shop Steward and Alternate so designated by the Union shall be limited to, and shall not exceed the following duties and activities:

           A. The investigation and presentation of Grievances in accordance with the provisions of the collective bargaining Agreement.

           B. The transmission of such messages and information which shall originate with, and are authorized by the Local Union or its officers, provided such messages and information:

               1.   Have been reduced to writing, or

               2. If not reduced to writing, are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle goods or any other interference with the Employer's business.

         Section 4. Shop Stewards and Alternates have no authority to take strike action, or any other action interrupting the Employer's business, except as authorized by official action of the Union.

         Section 5. The Employer shall have the authority to impose proper discipline, including discharge, in the event the Shop Steward has taken unauthorized strike action, slowdown, or work stoppage in violation of the Agreement.

         Section 6. Stewards shall be permitted to investigate, present and process Grievances on the property of the job site, without loss of time or pay, provided the Shop Steward does not interrupt production.

         Section 7. The Shop Steward shall have seniority preference for lay-off purpose ONLY provided he can do the work.

ARTICLE 16. WELFARE BENEFITS

         Section 1. Effective February 1, 1998, the Employer agrees to contribute to Northern New Jersey Teamsters Benefit Plan the sum of Thirty Seven Dollars ($37.00) per week for Single coverage and Ninety Three Dollars ($93.00) per week for Family coverage for each employee in the bargaining unit, under the Preferred Provider Organization (PPO), "Plan D111 and shall include Prescription, Dental, Optical and Life Insurance. Such payments are to be made for any employee covered by the terms of this Agreement and who has been employed any part of the week. Such Fund is to continue to be administered in accordance with the current Trust Agreement by an equal number of Employer and Employee Trustees. The Employer hereby ratifies all of the acts of the Trustees and further authorizes and agrees that the Trustees have the power to amend the Trust Agreement in order to carry out all of the purposes authorized by law.

         Section 1(a). The Employer further agrees to increase his weekly contributions per employee to the amount listed below on the following dates:

                                          Single/wk.                 Family/wk.

         Effective February 1, 1999       $39.00                     $ 97.00
         Effective February 1, 2000       $42.00                     $103.00

         Section 2(a). The Employer hereby agrees to file appropriate contribution reports as authorized by the Trustees of the Benefit Fund together with the Employer contributions, as are required herein, and do so on or before fifteen (15) days following the end of the month for which the payment is being made.

         Section 2(b). The Employer further agrees that should they fail to pay their contributions to the Benefit Fund on or before the fifteen (15) days mentioned in this Section, the Employer shall pay a penalty of twelve per cent (12%) for each additional month or part of a month for which the Employer fails to pay the contribution.

         section 2(c). The Employer further agrees that contributions received later than thirty (30) days following the end of the month for which the payment is being made, shall be credited to the month immediately preceding the month in which the payment is received.

         Section 3. The Trustees shall have the right to expend monies as provided by the Trust Agreement, to set aside and maintain a Reserve Fund, and to establish additional benefits that are authorized by law. No employer or employee covered by this Agreement, or the Union, shall have any right, title or vested interest or claim against any of said Funds.

         Section  4.  The  Employer   hereby  agrees  to  permit  an  authorized
representative of the Union, as well as an authorized representative of the Benefit Fund to inspect its payroll records for the purpose of checking the accuracy of the contributions required to be made by the Employer to said Fund. If the Employer fails to make the contributions provided for herein within the time required by this Agreement and the rules and regulations of the Benefit Fund, then the Trustees may, in addition to any other remedies, cancel out the insurance coverage for such employees on whose account the Employer has failed to contribute, and if that occurs, the Employer shall be responsible to each of such employees for any claims which may arise because of the loss of coverage.

         Section 5. PENALTIES FOR FAILURE TO MAKE CONTRIBUTIONS: The failure of the Employer to pay required contributions to the Benefit Fund shall authorize the Trustees to conduct an audit of the Employer's records for the purpose of determining the amount due the Benefit Fund. The Trustees may waive an audit and select the highest number of employees appearing on any previous Employer's report in computing the amount due the Fund from the Employer, and charge such Employer with such amount, unless the Employer submits records to the contrary.

         Section 6. LEGAL ACTION: In the event the Employer fails or refuses to make contributions within the time provided for herein, then the Trustees of the Benefit Fund are authorized to take any and all legal action, including arbitration under the Arbitration Clause provided for in this Agreement for the purpose of collecting the delinquency from the Employer. In the event the matter is referred by the Trustees to an Attorney for legal action and suit or arbitration is instituted ' then the Fund may have judgment entered based upon the average number of employees reported by the Employer on any report filed by him during the one (1) year period preceding the institution of arbitration or Court action. In the event legal action is taken as provided for herein, the Employer shall become responsible for the following:

     a. A legal fee of twenty per cent (20%) of the gross amount due from the Employer.

     b. Cost of making an audit.

     c. Interest at the rate of twelve per cent (12%) per annum of each monthly delinquency.

     d. All arbitration and court costs.

ARTICLE 17. BEREAVEMENT PAY

         Section 1. Each employee who suffers a death in his immediate family will be permitted to take time off as may be necessary for attendance at funeral and mourning from the time the employee receives notice of death up to and including the date of the funeral. He will be paid on the basis of his regular hourly rate of such part of that time as he would otherwise have been regularly scheduled for work, but not exceeding eight (8) hours in any one day or a maximum of twenty-four (24) hours. Such time off will not be regarded as time worked for the purpose of computing overtime.

         Section 2. In the case of death in the immediate family of any employee requiring the employee's absence from his regularly scheduled assignments, the employee shall be granted a leave of absence of three (3) days, and shall be paid for each scheduled day of such absence. The immediate family shall be defined as parent, a spouse, child, brother, sister of any employee. One day's absence with eight (8) hours pay for parent-in-law and grandparents.

  ARTICLE 18. SAFETY AND HEALTH

         Section 1. The Employer will maintain working conditions in accordance with the health and safety provisions of both the Department of Health and the Department of Safety of the State of New Jersey. All reasonable suggestions for improvements will be considered and acted upon where practical when it involves the health, safety, welfare, sanitary and working conditions of the employees.

         Section 2. An employee who is injured while at work in an industrial accident must promptly report such injury to their immediate supervisor. such employee will be paid at their straight time hourly wage rate for all hours lost while receiving medical attention on the day on which the injury occurred, and, if as a result of such reported injury, they are unable to continue to work in the opinion of the attending physician, they shall be paid for the balance of their scheduled straight time hours for that day.

         Section 3. All employees shall be trained in the use of safety equipment and what must be done in an emergency.

     Section 4. All truck drivers shall be given a complete physical once a year at no cost to employees, if the I.C.C. request it.

         Section 5. The Company shall continue to provide adequate locker room and bathroom facilities for the safety and health of all employees.

 ARTICLE 19. UNION REPRESENTATION & VISITATION

         The officials or any authorized representative of the officials of the Union shall have admission to the Employer's place of business for the purpose of ascertaining whether or not this Agreement is being observed by the parties hereto, or for assisting in the adjustment of grievances. The officials or representatives of the Union in such cases shall notify the Employer upon their arrival. The Union Delegate shall have access to the job sites providing he gives the Employer reasonable notice so that arrangements can be made to allow the delegate visitation on the job.

 ARTICLE 20. SICK DAYS

         Section 1. As of January 1 of any year, all employees who have been employed for more than one (1) year shall be entitled to six (6) paid sick days, based on one day for every two (2) months which shall be taken in that year. However, the unused portion shall be paid no later than the 15th of December.

         Section 2. Employees with less than one (1) year of service shall earn sick days on the basis of one (1) sick day per two (2) months completed service, until one year of service is earned. Then employee will be entitled to six (6) paid sick days.

         Section 3. Employees shall not abuse this provision. In such event, the Employer may require substantiation of illness.

         Section 4. If an employee is terminated or quits, Section 2 of this Article shall become applicable with respect to payment of sick days, if the employee has used more than his allotted number of sick days, the Employer shall have the right to recover payment for such days out of the employee's remaining pay.

ARTICLE 21. LEAVE OF ABSENCE

         Section 1.- Any employee who desires a leave of absence for a period not to exceed three (3) months due to personal or family emergency, may be granted such leave without pay at the Employer's discretion and shall be without loss of seniority. Such leave of absence must be requested in writing two (2) weeks prior to the date on which the leave of absence is scheduled to begin and must be obtained in writing from the Employer to be valid.

         Section 2. MATERNITY LEAVE: Leave of absence for up to one (1) year or less may be granted in cases of pregnancy. An employee returning to work after a Maternity leave of absence must give the Employer a doctor's certificate showing that she is physically capable of going back to her normal duties.

         Section 3.- FAILURE TO RETURN FROM LEAVE: An employee granted leave under this Article will be considered as having quit if employee does not return to work at the end of the leave, or if the employee has taken a job elsewhere. Exception to this is mentioned in Section 2 above.

ARTICLE 22. JURY DUTY PAY

        Section 1. An  employee  who is called for Jury Duty shall be paid eight
(8) hours straight time pay for scheduled time lost less the daily jury fee allowed by the court.

         Section 2. In the matter of Jury Duty payment, the employee must submit evidence as to Jury Duty requirement within the County of his residence. The employee must submit evidence of his formal request to serve, and actual time served. It is understood that the employee will be reimbursed only for the actual time served on Jury Duty, less the Jury fee.

ARTICLE 23. TRUCK DRIVERS

         The following provisions shall apply for those employees classified as "Truck Drivers" only.

         Section 1. WEEKEND WORK NOTICE - Whenever the Employer has advance knowledge that weekend work will be required, notice of such work will be given prior to 2:00 P.M. on Thursday, if possible.

        Section 2. PYRAMIDING - There shall be no pyramiding of overtime or premium pay for the same hours worked under any provision of this Agreement.

ARTICLE 24. WAGE RATES AND CLASSIFICATIONS

         Section 1. New jobs or classifications may be established as considered necessary by the Company, and the Union will be notified when such new jobs or classifications are established. The rate for such new jobs is considered a proper subject for negotiations between the Company and the Union.

          Section 1(a). Classifications:

                            (Forklift Drivers, Checkers)
                            (Selectors, Packers, Loaders)
                            (Material Handlers, Receiving)

          The Company, at its discretion, will grant merit raises to employees who they feel are qualified. However, all jobs are to be interchangeable depending on qualification without any mandatory wage differential.

         Section 2. Effective December 15, 1997, each employee in the Warehouse bargaining unit shall receive an increase of 3% per hour, and Truck Drivers shall receive an increase of 4% per hour.

         Section 3. Effective December 21, 1998, each employee in the Warehouse bargaining unit shall receive an increase of 3% per hour, and Truck Drivers shall receive an increase of 4% per hour

         Section 4. Effective December 20, 1999, each employee in the Warehouse bargaining unit shall receive an increase of 3% per hour, and Truck Drivers shall receive an increase of 4% per hour.

         Section 5. Employees will receive the rate for the classification in which they are working immediately upon assuming the duties thereof.

           A. An employee assigned to work in more than one classification during his regular shift and who works four (4) or more hours at the highest classification shall be paid for the full time worked during such shift at the highest classification rate.

           B. An employee assigned to work in more than one classification during his regular shift and who works less than four (4) hours at the highest classification shall be paid four (4) hours at the highest classification rate and the balance of his hours during that regular shift at the next highest classification rate worked.

         Section 6. SUPPLEMENTAL BONUS - The Employer agrees to pay to each employee in the bargaining unit, who received pay for at least ten (10) days in the previous month, a monthly supplemental bonus of nine dollars ($9.00), which will be payable on the first pay day of each month. If the employee does not receive a pay check on the first pay day of the month, the bonus will be paid on the first pay he receives in the month.

 ARTICLE 25. STRIKES OR LOCKOUTS

          Section 1. There shall be no strikes, slowdowns, work stoppages, or interruption of production. The Union agrees that it will not authorize, instigate, aid, condone or ratify any such activity. The Company will not lock out any of its employees. The Company retains the right to discharge or otherwise discipline any employee who violates this provision; it being understood that the question of whether an employee violated this provision may be made the subject of the Grievance and Arbitration Procedure of this Agreement.

          Section 2. It is further agreed that in all cases of an unauthorized strike, walkout, slowdown, or any other unauthorized cessation of work in violation of this Agreement, the Union shall not be liable for damages resulting from such unauthorized acts by its members.

          Section 3. PROTECTION OF RIGHTS

          A. Picket Lines - It shall not be a violation of this Agreement, and it shall not be cause for discharge or disciplinary action in the event an employee refuses to enter upon any property involved in a primary labor dispute, or refuses to go through or work behind any primary picket line, including the primary picket line of Unions party to this Agreement, and including primary picket lines at the Employer's places of business.

          B. Struck Goods - It shall not be a violation of this Agreement and it shall not be a cause for discharge or disciplinary action if any employee refuses to perform any service which his Employer undertakes to perform as an ally of an Employer or person whose employees are on strike, and which service, but for such strikes, would be performed by the employees of the Employer or person on strike.

ARTICLE 26. MISCELLANEOUS WORKING CONDITIONS

         Section 1. INDIVIDUAL AGREEMENTS - The Employer will not enter into any other written or oral agreement with any employee or group of employees covered by this Agreement which conflicts with the terms and provisions of this Agreement.

         Section 2. BULLETIN BOARD - The Employer agrees to provide a bulletin board in a conspicuous place in the Employer's place of business for the posting of notices pertaining to the Union and its members.

         Section 3. MILITARY SERVICE - Any employee leaving the Company to join the Armed Forces of the United States shall suffer no loss of seniority rights, provided the employee complies with the re-employment conditions of the Selective service and Training Act of 1951, as amended, or any other applicable laws. The Employer agrees to pay an employee for all reasonable time involved in reporting for a physical examination for Military Service.

         Section 4. LIFE OF AGREEMENT - The Employer agrees that if he moves his place of business during the life of this Agreement, said Agreement shall remain in full force and effect.

         Section 5. NON-DISCRIMINATION - In accordance with applicable law, the Employer and the Union agree not to discriminate against any individual with respect to hiring, compensation, terms or conditions of employment because of such individual's race, color, religion, sex, national origin, pregnancy, or age, nor will they limit, segregate or classify employees in any way to deprive any individual employee of employment opportunities because of race, color, religion, sex, national origin, pregnancy, or age.

         A. The Company and the Union agree that there will be no discrimination by the Company or the Union against any employee because of his or her membership in the Union or because of any employee's lawful activity and/or support of the Union.

         B. The term "he" or "his" as used in this Agreement is not meant to be discriminatory and shall apply equally to male and female employees.

         Section 6. SEPARATION OF EMPLOYMENT - Upon discharge, the Employer agrees to pay all money due to an employee. Upon quitting, the Employer shall pay all money due to the employee on the pay day in the work week following such quitting. Earned vacation time shall be included in such payment.

         Section 7. PREVIOUS BENEFITS - It is mutually agreed that any and all past practices and benefits in effect prior to this agreement shall be maintained in addition to conditions contained in this Agreement.

        Section 8. There shall be one (1) rest period of fifteen (15) minutes in the morning. There shall also be one (1) ten (10) minute break in the afternoon, if working a one half (1/2) lunch.

         Section 9. LIE DETECTOR TEST - The Employer shall not require, request, or suggest that an employee or applicant for employment take a polygraph or any other form of lie detector test.

         Section 10. SEVERANCE PAY - Should the Employer desire to or voluntarily be forced to liquidate his business, he must notify the Union at least thirty (30) days in advance and the employees shall be retained on the job until liquidation is completed. In the event of such liquidation, severance pay shall be paid to the employees in the following manner:

         All employees shall receive severance pay at the rate of one (1) week for each five (5) years of employment.

         Any future place of business owned or operated by the Employer shall be covered by this clause.

         Section 11. The Union will be given a three (3) months notice prior to a plant shutdown, if possible.

         Section 12. The Company shall grant a five (5) minute wash up time prior to quitting time.

         Section 13. Anyone employed 20 hours or more shall be considered a full-time employee.

         Anyone employed under 20 hours shall be considered part-time employees. All benefits in this agreement shall apply to part-time employees on a pro-rata basis.

         Section 14. Work rules promulgated by the Employer which have been in effect at the Employer's premises and all new work rules promulgated by the Employer and agreed to by the Union must be observed by all employees. Any employee who violates these work rules is subjected to discharge in accordance with the provisions of this contract.

         Section 15. WORK BY SUPERVISORS - Non-bargaining unit employees shall be permitted to perform work they customarily performed in the past or in an emergency.

         Section 16. Employees are required to be able to pick 45-55 lines per hour.

         Section  17.  The  Company  will make  available  the  following  Bonus
Programs:

         A. Team Group Program - The Company will continue merit raises based on individual employee's job performance.

         B.  Employees  of the Month - Every month the Company  shall award four
(4) employees, based on performance, an extra day off with pay. Any unused days shall be paid at the end of the year.

          All employees are expected to participate in these Programs.

         Section 18. The Employer shall provide uniforms for all truck drivers. New drivers shall be entitled to uniforms after sixty (60) days of employment.

ARTICLE 27. EDUCATIONAL PROGRAM

         The Employer agrees to contribute one cent ($.01) per hour to Teamster Local 11 Educational Program for all hours an employee receives pay. Such Fund is to be administered in accordance with the Local 11 Benefit Plan Trust Agreement by an equal number of Employer and Employee Trustees.

ARTICLE 28. JOB POSTING PROCEDURE

         Section 1. In the event of a vacancy, such vacancy shall be posted for five (5) working days. The successful candidate's name will be posted on the Board the day following the job award.

         Section 1(a). The day of the posting shall be considered the first day. The job posting shall have a brief description of the duties involved and the rate range of the classification.

         Section 1(b). Any employee interested in the job may sign the posting and the senior employee shall be given the opportunity to fill the vacancy, if qualified.

         Section 2. An employee who successfully bids for a job shall have the right to return to his previous job if he is removed or elects to give it up within thirty (30) calendar days from the date of the award. The open job will not be re-posted but will be filled by the next senior employee on the original posting providing they have the necessary qualifications.

         Section 3. An employee who completes thirty (30) calendar days trial period on his successful bid shall give up all claim to his former classification after the thirty (30) days trial except for layoff purposes and seniority entitles him to the job.

         Section 4. On all job bids for vacancies, in no instance will any job vacancy bid for in this manner be left open for more than thirty (30) calendar days.

         Section 5. In reference to job postings vacancies, when the selection is made, the Steward will counter-sign to insure that the proper job posting procedure was followed.

         Section 6. A probationary who may bid for a vacancy shall have no claim nor be eligible for said vacancy unless no employees on the seniority roster have signed for the job.

 ARTICLE 29. ESTABLISHING JOB DESCRIPTION AND CLASSIFICATION ON NEW OR CHANGED JOBS

         When and if the Company from time to time at its discretion establishes a new job or changes the job content of a job, they shall be required to establish a new job description and classification in accordance with the following procedure:

          1. They shall prepare the proposed job description and submit same to the Union.

          2. The Union will meet with the Company and promptly review the proposed job description.

          3. If the parties agree that the new job description accurately describes the job and that there is a proper rate, a copy of the new job change shall be forwarded to the Union.

 4. If the parties cannot agree on the new job being accurately described, the Employer shall:

        a. Issue copies of the proposed description and classification to the Union.

        b. Install the proposed classification, and

        C. Install the standard hourly rate of the job class to which the job is thus assigned.

 5. The Union shall be exclusively responsible for filing the Grievance involving the inaccuracy of the description and/or classification of jobs. Said Grievance shall be filed within seven (7) days after the installation date of the job.

ARTICLE 30. TEAMSTERS NATIONAL 401M PLAN

         Section  1.  The  Employer   hereby  agrees  to   participate   in  the
Teamsters-National 401(k) Savings Plan (the Plan) on behalf of all employees represented for the purposes of collective bargaining under this agreement.

         Section 2. The Employer will make or cause to be made payroll deductions from participating employees' wages, in accordance with each employee's salary deferral election subject to compliance with ERISA and the relevant tax code provisions. The Employer will forward withheld sum to State Street Bank or its successor at such time, in such form and manner as required pursuant to the Plan and Declaration of Trust (Trust).

         Section 3. The Employer will execute a Participation Agreement with Local 11 and the Trustees of the Plan evidencing Employer participation in the Plan effective prior to any employee deferral being received by the Plan.

         Section 4. In addition, the Employer agrees to require the payroll system to provide separate paycheck deductions so that the Plan may allow participant loans. The Employer further agrees, at such time as it is administratively feasible, to require the payroll system to provide separate paycheck deductions so that the Plan may allow after-tax contributions.

ARTICLE 31. DRIVE

          Section 1. The Employer agrees to deduct from the pay check of all employees covered by this Agreement voluntary contributions to the Democrat Republican Independent Voter Education (DRIVE). DRIVE shall notify the Employer of the amounts designated by each contributing employee that are to be deducted from his/her pay check on a weekly basis for all weeks worked. The phrase "weeks worked" excludes any week other than a week in which the employee earned a wage. The Employer shall remit to DRIVE National Headquarters, on a monthly basis, in one check, the total amount deducted along with the name and social security number of each employee on whose behalf a deduction is made, and the amount deducted from the employee's pay check.

          Section 2. The Union and DRIVE agree to indemnify the Employer and to hold the Employer harmless for all monies which are deducted in accordance with DRIVE instructions, and, which are disputed by the involved employee. The Union, DRIVE, and the employee further agree that all disputed deductions are to be resolved between the Union, DRIVE, and the employees themselves without the involvement of the Employer.

ARTICLE 32. DURATION

         This Agreement shall become effective on the 14th day of December, 1997, and shall remain in full force and effect until the 15th day of December, 2000, and shall automatically renew itself from year to year thereafter, unless written notice of desire to modify or terminate is given by either party to the other sixty (60) days prior to the expiration of this Agreement or any subsequent annual period. If such notice is given, negotiations for a new Agreement shall begin promptly, but not sooner than sixty (60) days prior to the expiration of the then currant period and shall continue until a new agreement is reached. During such negotiations, this Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the Employer and the Union have caused this agreement to be executed by their duly authorized officers.

                                            LOCAL NO. 11, affiliated with the
                                            INTERNATIONAL BROTHERHOOD OF
FIVE STAR GROUP                             TEAMSTERS


BY:____________________________             BY:_____________________________

Richard T. Grad, President                  Peter McGourty, President


                                            Rey Lopez, Business Agent



                                            COMMITTEE:



------------------------------           -----------------------------


------------------------------           -----------------------------

                   DRUG FREE WORKPLACE & REHABILITATION POLICY

STIPULATION OF AGREEMENT            effective___________

J. Leven Company and Teamsters Local #11 have agreed to establish and implement a "Drug, Free Workplace & Rehabilitation Policy" for all present and future employees as follows:

J. Leven Company and Teamsters Local 11 recognize the need to commit to a drug free workplace environment, and promote high standards of employee health and safety.

In order to develop and enhance this objective into a measurable and workable practice, the company has established, in full support and cooperation with Teamsters Local #11, the following provisions as its Drug Free Workplace Policy as provided for and according to applicable State and Federal law.

J. Leven Company and Teamsters Local 11 encourages every employee to voluntarily obtain treatment counseling and rehabilitation whenever he/she feels they have a problem with alcohol and/or drugs.

  All applicants who have been offered and accepted employment with J. Leven Company Must submit to and pass a drug screening test as partof a pre-employment physical and as a condition of commencement of employment. If initial and confirmatory tests are positive the offer of employment will be withdrawn. The Company acknowledges that this paragraph has not been agreed to by the Union; the Union acknowledges the Company's tight to engage in pre-employment testing.

   J. Leven Company will also conduct testing for drugs or alcohol when has just cause to believe that an individual is under the influence on drugs or alcohol.

   An employee who violates this Policy could be subject to termination

   Specifically:

    1. The use of, Possession, distribution, manufacture, and/or sale of alcohol and/or illegal drugs, and/or controlled substances, during working hours, on company property, on company business, and/or which utilizing company owned, rented, or- leased property is strictly prohibited. Any employee who engages in such conduct or activity in subject to corrective action up -to and including termination

     2. Employees that experience a job-related accident and/or injury requiring doctor's treatment may be subject to a blood alcohol and, urine drug test.

        A. Specimens for such tests may be taken by the treating physician at the physician's medical facility, clinic, or hospital.

        B. Specimens will be taken and conducted according to the chain of custody" method and tested by a certified, independent laboratory (forensic toxicology N.I.D.A. certified). Lab results will be quantitative and qualitative. Additional confirmation testing may be done to confirm validity. (Split test).

        C. Initial and subsequent confirmation test levels for drugs will be determined by N.I.D.A. standards, which are incorporated therein.

        3. An employee's refusal or failure to take a test for sobriety and/or drug use when required as provided for by this policy, may result in corrective action up to and including termination.

        4. Employees that test positive for drugs, controlled substances, and/or alcohol, will be reprimanded with a five (5) work day suspension without pay; be placed an twelve (12) months of probation; be required to enroll in a supervised drug/alcohol rehabilitation program (and after care as determined by the treating physician or certified agency). (Timing of such suspension can run concurrent with rehabilitation upon mutual agreement of the Union and Management.

        A.l.   Employees  who  fail  to  successfully   complete  the  specified
supervised drug/alcohol rehab program (and after care) will be terminated.

        A.2. Employees that fail to meet requirements of an after care program will be terminated within the probationary period; inclusive to alcohol/drug testing as specified in any after care commitment agreed to by the employee.

        B.1. Employees that are dropped from the supervised rehabilitation program for violation of the program requirements will be terminated.

        B.2. Employees may be permitted to take a medical leave of absence for the purpose of undergoing treatment pursuant to an approved supervised program for alcoholism and/or drug use. Such leave request must be made before any lab testing procedure or in advance of any disciplinary' action. A medical release to return to work must be provided to the employer, and the employee is subject to further conditions of this policy. Such medical leave of absence request must be voluntarily made in writing and may be subject to the approval of Company Management.

        5. Employees that successfully complete the drug/alcohol rehab program will be on twelve (12) months probation, and upon completion of probation, have the appropriate reprimands removed from their personnel file.

                                                       December 18, 1997




 Mr. Richard Grad, President
 Five Star Distributors
 903 Murray Road
 P.O. Box 357
 East Hanover, New Jersey 07936

 Dear Mr. Grad:

         As a follow up to our conversation on December 18, 1997, the Trustees of the Northern New Jersey Teamsters Benefit Plan have been given new rates by the Actuary to consider for all future contract negotiations. They are as follows:

                             Single                    Family

          1998            $37.00 per week          $93.00  per week
          1999            $39.00 per week          $97.00  per week
          2000            $42.00 per week          $103.00 per week

         As I have told you, these rates were rejected by the Board of Trustees and the Actuary was requested to do a further study to ensure that the new rates are, in fact, the best possible rate the Plan can offer.

         With that in mind, your Company can consider these rates now, or until a more favorable rate is issued, as the rate that would be negotiated in your current contract. I hope this will be of some assistance to you in deciding to accept the Northern New Jersey Teamsters Benefit Plan as your employees' health provider.

         Should you have any further questions, please feel free to contact me.

                                                       Very truly yours,

                                                       Peter McGourty
                                                       President


PM/em
cc: Rey Lopez, Bus. Agent